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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act Of 1934

Filed by the Registrant  ☐  Filed by a Party other than the Registrant  ☒

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE:

The following letter was mailed by Edward Bonn to shareholders of New Frontier Media, Inc. (“New Frontier”) in connection with a solicitation of proxies in support of electing Mr. Bonn’s nominees to the Board of Directors of New Frontier at the 2002 annual meeting of shareholders of New Frontier.

Fellow NOOF Shareholders:

     Expensive lawyers, glossy brochures and a distracting PR campaign will not stabilize a rudderless company. These tactics are only attempts to entrench an under performing management team.

     As a current shareholder of New Frontier Media, you understand the issues at the heart of this proxy contest. The facts are clear:

     -  Under current management, the value of our NOOF investment has plummeted.

     -  The current board of directors has failed to demonstrate its independence, restore investor confidence or demonstrate an ability to establish direction for the company.

     -  It is time for a change!

     Our initial plan to strengthen the company, restore investor confidence, establish marketplace credibility and implement management accountability has three key elements:

•	Professional Management: Capitalize on the strength, experience and reputation of a world class board of directors to act as agents of change and leadership. I believe that they will be able to attract and recruit a first class management team and together will transition the company from an entrepreneurial model to a professional model where the sustained successful growth of the company can be realized.

•	Execution: Exploit the new board’s business experience and relationships to expand the company’s customer base and gain additional market share with its current customers.

•	Expansion: Leverage NOOF’s existing assets (technology and content library) to pursue international and product extension opportunities by utilizing the successful experience of members of the new board and new executive management team.

     Current management continues to rely on the same old ‘plan’ after more than five years of stewardship and a record that includes numerous lawsuits, missteps, miscalculations and failures. Current management has delivered to the shareholders numerous unmet promises, missed financial projections and disappointing financial performance. We urge you to assess current management’s ‘plans’ and promises in light of a long history of disappointment and the erosion of investor confidence.

     The market has made an assessment of the company’s performance—and voted thumbs down. From the time of the NASDAQ near de-listing fiasco to the initial Lipson fraud verdict, the share price has plummeted from approximately $11 to $2.

     ISS, which has a pro management bias, complimented my slate’s qualifications and acknowledged their stature—directors that will be independent and primarily focused on shareholder value, not management entrenchment. Remember this: ISS is not an investor. Unlike you and me, they hold no shares and have not seen their investment in NOOF deteriorate. My slate of nominees will earn equity for stock performance – under my proposal, the majority of options granted to board members would vest only if NOOF’s stock trades at $5.00 and $8.00 per share for 90 consecutive trading days. We want our directors motivated to earn equity by building shareholder value.

     I am one of the people who has seen the current board at work first hand. I believe that the composition of the board is limited, in many respects the board is unqualified to lead our company, and the board process is dysfunctional. Regardless of the claims made by Messrs. Kreloff and Weiner, in my experience the current board of directors lacks independence, is under qualified and is hopelessly dominated by management — your interests as shareholders are secondary.

     Imagine if Messrs. Kreloff and Weiner (why was his picture and description missing from the glossy brochure that was recently sent at shareholder expense?) and their incumbent nominees are re-elected, and the Company returns to its normal pattern of disappointing results, shattered investor confidence and management by litigation. Do not let it happen. Do not send the message that Messrs. Kreloff and Weiner can continue to profit at our expense.

     Do not let the incumbent board’s intransigence continue to preside over the wasting of shareholder value. Remember that this company belongs to us – the shareholders – and should not be run for the benefit of incumbent management while shareholders’ interests are sacrificed. My slate of nominees represents the best opportunity for NOOF shareholders to salvage a successful investment in the company—VOTE THE GOLD PROXY CARD TODAY!

Sincerely,

/s/ Edward J. Bonn

Edward J Bonn

If you have any questions, please contact:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(800) 322-2885 (toll-free)
(212) 929-5500 (call collect)

FOR MORE INFORMATION ON THIS SOLICITATION
PLEASE GO TO www.noofproxy.com

IMPORTANT INFORMATION: On July 23, 2002, Mr. Bonn filed a definitive proxy statement with the Securities Exchange Commission in connection with his solicitation of proxies to elect his director-nominees at the 2002 annual meeting of shareholders of New Frontier Media. Mr. Bonn’s proxy statement was mailed to New Frontier Media shareholders on or about July 24, 2002. Mr. Bonn urges shareholders to read his proxy statement because it contains important information. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Mr. Bonn’s solicitation is available in the definitive proxy statement filed by Mr. Bonn. You may obtain a free copy of Mr. Bonn’s definitive proxy statement, as well as other soliciting materials that have been filed by Mr. Bonn, at the Securities and Exchange Commission’s website at www.sec.gov or at Mr. Bonn’s website at www.noofproxy.com. The definitive proxy statement and other documents filed by Mr. Bonn may also be obtained for free by contacting MacKenzie Partners, Inc. at 800-322-2885.